UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2013

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2013, Baltic Tiger Limited and Baltic Lion Limited (the “Borrowers”), wholly-owned subsidiaries of Baltic Trading Limited (the “Company”), entered into a Secured Loan Agreement (the “Loan Agreement”) with DVB Bank SE for a term loan facility of up to $44,000,000 (the “Second 2013 Credit Facility”).  The Company had previously announced the bank commitment for this credit facility in its Current Report on 8-K filed on December 2, 2013.

Under this credit facility, Baltic Tiger Limited may borrow up to $18 million to refinance a portion of the purchase price of the Baltic Tiger, which was previously paid using cash on hand.  In addition, Baltic Lion Limited may borrow up to the lesser of $22.6 million or 45% of the fair market value of the Baltic Lion on its delivery date (or the lesser of $26 million or 55% of such fair market value if the borrowings on the Baltic Tiger have been refinanced, cancelled, or prepaid in full).  Amounts borrowed and repaid under the credit facility may not be reborrowed. The credit facility has a maturity date of the sixth anniversary of the drawdown date for borrowings for the second vessel to be purchased, which must be made no later than January 31, 2014.  Borrowings under the facility bear interest at the three-month London Interbank Offered Rate plus an applicable margin of 3.35% per annum. A commitment fee of 0.75% per annum is payable on the unused daily portion of the credit facility, which began accruing on December 3, 2013.  Assuming the maximum amount is borrowed under the facility, borrowings are to be repaid in 24 quarterly installments of $687,500 each commencing three months after the last drawdown date under the facility and a final payment of approximately $27.5 million on the maturity date.  If less than the maximum amount is borrowed under the facility, the foregoing amounts will be reduced pro rata.

Borrowings under the credit facility are to be secured by liens on the Company’s vessels to be financed or refinanced with borrowings under the facility, namely the Baltic Tiger and the Baltic Lion, and other related assets. Upon the prepayment of $18 million plus any additional amounts necessary to maintain compliance with the collateral maintenance covenant, the Company may have the lien on the Baltic Tiger released.  Under a Guarantee and Indemnity entered into concurrently with the Second 2013 Credit Facility, the Company agreed to guarantee the obligations of its subsidiaries under the Second 2013 Credit Facility.

The credit facility also requires the Company and the Borrowers to comply with a number of covenants, including financial covenants related to liquidity, leverage, consolidated net worth, and collateral maintenance; delivery of quarterly and annual financial statements and annual projections; maintaining adequate insurances; compliance with laws (including environmental); maintenance of flag and class of the initial vessels; restrictions on consolidations, mergers or sales of assets; limitations on changes in the manager of our vessels; limitations on changes to our Management Agreement with Genco; limitations on liens and additional indebtedness; prohibitions on paying dividends if an event of default has occurred or would occur as a result of payment of a dividend; restrictions on transactions with affiliates; and other customary covenants.  The facility’s leverage covenant requires that the ratio of the Company’s total financial indebtedness to the value of its total assets as adjusted based on vessel appraisals not exceed 70%.  The facility also requires that the Company maintain a minimum consolidated net worth of $232,796,091 plus fifty percent of the value of any primary equity offerings of the Company after April 30, 2013.  The facility’s collateral maintenance covenant requires that the minimum fair market value of vessels mortgaged under the facility be 125% of the amount outstanding under the facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Loan Agreement by and among Baltic Tiger Limited and Baltic Lion limited as borrowers, the banks listed therein as lenders, and DVB Bank SE, as agent, arranger, and security agent, dated as of December 3, 2013.

10.2	Guarantee and Indemnity from Baltic Trading Limited to DVB Bank SE dated as of December 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: December 6, 2013

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement by and among Baltic Tiger Limited and Baltic Lion limited as borrowers, the banks listed therein as lenders, and DVB Bank SE, as agent, arranger, and security agent, dated as of December 3, 2013.

10.2	Guarantee and Indemnity from Baltic Trading Limited to DVB Bank SE dated as of December 3, 2013.